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                                  EXHIBIT 10.6
                                 Lease Amendment

                            FOOTHILLS RESOURCES, INC.
                             9 Langton Close Woking
                                 Surrey, England


January 1, 2004

Mr. Herb Duerr

Dear Sir:


Re:      TC Claims, White Pine County, Nevada - Mineral Claims Lease

We hereby confirm our agreement to amend our Lease Agreement dated effective March 1, 2001, as amended, by replacing paragraph 5 of the original agreement with the following:

"5.  Schedule of Minimum  Payments.  The Lessee shall pay to the Lessor  minimum
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payments,  which shall be advance  payments  of the  Royalty,  of US$2,000  upon execution of this amended lease agreement. The Lessee may extend this lease upon payment of the following:

1.       Pay Lessor an additional US$5,000 by July 1, 2004;

2.       Pay Lessor an additional US$10,000 by January 1, 2005; and

3. Each annual payment thereafter shall be US$50,000 plus an annual increase or decrease equivalent to the rate of inflation designated by the Consumer's Price Index for that year with execution year as base year. Each such payment shall be made by January 1 of each successive year of the lease."

If the foregoing accurately sets forth your understanding of our agreement, kindly sign this Agreement where indicated below, which will then form a binding agreement between us, subject only to the terms and conditions aforesaid.

Yours truly,

FOOTHILLS RESOURCES, INC.

PER:     /s/ J. Earl Terris                             Agreed and accepted on
                                                        January 1, 2004
J. EARL TERRIS
President
                                                        /s/ Herb Duerr
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                                                        Herb Duerr